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                                                                    EXHIBIT 11.1


                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE

                                                  FOR THE THREE MONTHS                       FOR THE NINE MONTHS
                                                   ENDED SEPTEMBER 30,                        ENDED SEPTEMBER 30,
                                             --------------------------------          --------------------------------
                                                2000                 1999                 2000                 1999
                                             -----------          -----------          -----------          -----------
Actual weighted average shares
   outstanding for the period                  9,596,558            9,546,717            9,579,892            9,505,888

Dilutive common and preferred stock,
   options and warrants using the
   treasury stock method(1)                           --                   --                   --                   --
                                             -----------          -----------          -----------          -----------
Total shares used in per
   share calculations                          9,596,558            9,546,717            9,579,892            9,505,888
                                             -----------          -----------          -----------          -----------
Net loss                                     $  (486,417)         $  (621,672)         $(1,355,135)         $(1,971,033)
                                             -----------          -----------          -----------          -----------
Basic and diluted net loss per share         $     (0.05)         $     (0.07)         $     (0.14)         $     (0.21)
                                             ===========          ===========          ===========          ===========

(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.